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								   EXHIBIT 11

		 BEAUTICONTROL COSMETICS, INC. AND SUBSIDIARIES
		   COMPUTATION OF NET INCOME PER COMMON SHARE


				                               Three Months Ended       Nine Months Ended
				                             August 31,  August 31,   August 31,  August 31,
				                                1996       1995         1996        1995
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  Net income applicable to
  common stock                   $1,331,947   $906,816   $2,973,249   $4,065,684

  Common and common equivalent
  share:
     Weighted average common
     shares outstanding          5,777,415   6,481,298    5,836,675    6,579,898
     Net effect of dilutive
     stock options based on the
     treasury stock method
     using average market price    130,218     271,086      150,270      313,103
     Weighted average common and
     common equivalent shares    5,907,633   6,752,384    5,986,945    6,893,001

  Net income per common and
  common equivalent share            $0.23       $0.13        $0.50        $0.59

  Common share - assuming full
  dilution:
     Weighted average common
     shares outstanding           5,777,415   6,481,298   5,836,675    6,579,898
     Net effect of dilutive
     stock options based on the
     treasury stock method
     using the greater of the
     average or ending market
     price                          134,969     271,142     156,005      314,908
 Weighted average common
  shares - assuming full
  dilution                        5,912,384   6,752,440   5,992,680    6,894,806

 Net income per common share
  - assuming full dilution            $0.23       $0.13       $0.50        $0.59

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